UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 5, 2009

ACCELERATED ACQUISITIONS II, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53137	26-2012628
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

122 Ocean Park Blvd.
Suite 307
Santa Monica, CA 90405
Address of Principal Executive Offices
Zip Code

(310) 396-1691
Registrant’s Telephone Number, Including Area Code

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On June 5, 2009, Robert M. Dunn and Ronald C. Redd (“Purchasers”) each agreed to acquire 10,250,000 shares of the Company’s common stock par value $0.0001 (20,500,000 shares in the aggregate) for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 2,000,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, each of Messrs. Dunn and Rudd owned 43.61% of the Company’s 23,500,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 12.76% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors (to be effective 10 days following the mailing of a Schedule 14f-1 to the Company’s shareholders) and Messrs. Dunn and Redd were simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchasers used their working capital to acquire the Shares. The Purchasers did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchasers were not affiliated with the Company. However, the Purchasers will be deemed affiliates of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the shares by the Purchasers was completed pursuant to written Subscription Agreements with the Company.    The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

Concurrent with the sale of the shares, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Remuda Investment Corporation”.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On June 5, 2009, concurrent with the consummation of the share purchase by the Purchasers, Timothy Neher submitted his resignation as President, Secretary and Treasurer and a director of the Company.  The officer resignations became effective on that date and the director resignation is effective 10 days following the Company’s mailing of a Schedule 14f-1 to its stockholders.  Simultaneously, the Board appointed and elected Robert M. Dunn to the office of President and Secretary and a director of the Company and Ronald C. Redd to the office of treasurer and a director of the Company.

Robert M. Dunn became President, Secretary and a director of the Company in June 2009.  He is Executive Officer of Remuda Investment Corporation.  Prior to Remuda, Mr. Dunn was President of Oxford Funding Corporation, a mortgage acquisition/resolution company; and for thirteen years was the President of San Felipe Companies, a commercial real estate brokerage and mortgage lending company. In addition, San Felipe also engaged in the sale of mortgage portfolios, as well as individual promissory notes typically secured by real estate. Prior to that he was a Senior Vice President of Oxford Funding Corporation where his responsibilities included sales activities for this secondary mortgage market. During twenty-one months with the company, Mr. Dunn participated in approximately $750 million in transactions and managed an in-house sales staff of up to twelve full-time sales professionals. He was licensed as a Certified Public Accountant in 1976, obtained his real estate broker’s license by the Texas Real Estate Commission in 1989 and his Mortgage Broker’s license by the Texas Savings and Loan Department in the year 2000. Mr. Dunn received his BBA in Finance from the University of Texas at Austin and his MS in Accountancy from the University of Houston.

Ronald C. Redd became Treasurer and a director of the Company in June 2009.  He is Executive Officer of Remuda Investment Corporation.  Prior to Remuda, Mr. Redd was CEO of Oxford Funding Corporation, a mortgage acquisition/resolution company; and for eleven years was the principal and President of Huntington Financial Corporation. The company originated both commercial and residential mortgage loans and was engaged in the sale of mortgage portfolios and individual promissory notes secured by real estate; real estate development; new construction and rehabilitation of primarily single family homes purchased at a discount. Prior to that he was a Senior Vice President of Oxford Funding Corporation and had the responsibility for this secondary mortgage marketing company's portfolio acquisitions. Mr. Redd was promoted to President in January 1992.  During his two years with the company, the firm purchased and marketed approximately $750 million in various loan portfolios. Mr. Redd was specifically charged with due diligence, formulating bid prices and closings. Mr. Redd has received his Real Estate Brokers License from the Texas Real Estate Commission and his Mortgage Brokers License from the Texas Savings and Loan Department. Mr. Redd has a BS in Business Administration and Economics from Stephen F. Austin State University.

Neither Mr. Dunn nor Mr. Redd expect to devote their full-time energies to the Company’s business and affairs for the foreseeable future.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description
10.1	Subscription Agreement, dated as of June 5, 2009 by and among Accelerated Acquisitions II, Inc. and Robert M. Dunn.

10.2	Subscription Agreement, dated as of June 5, 2009 by and among Accelerated Acquisitions II, Inc. and Ronald C. Redd.

10.3	Letter dated June 5, 2009 from Accelerated Venture Partners to Accelerated Acquisitions II, Inc. regarding the tender of shares for cancellation.

10.4	Letter of resignation tendered by Timothy Neher on June 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2009.

ACCELERATED ACQUISITIONS II, INC.

/s/ Robert M. Dunn
Robert M. Dunn
President